StemCells, Inc. Initiates Phase II Clinical Trial in Cervical Spinal Cord Injury

First study assessing efficacy of neural stem cells for the treatment of cervical spinal cord injury

NEWARK, CA, October 7, 2014 (GLOBE NEWSWIRE) — StemCells, Inc. (Nasdaq:STEM) a world leader in the research and development of cell based therapies for the treatment of disorders of the central nervous system announced today that it has initiated its Pathway® Study a Phase II proof of concept clinical trial using its proprietary HuCNS-SC® platform of human neural stem cells for the treatment of cervical spinal cord injury (SCI). Approximately 1.3 million people in the United States, report being paralyzed due to a SCI, and there currently are no effective treatments available. Approximately 56% of the spinal cord injuries occur in the cervical region. Overall, approximately 13% of SCI patients have no mobility and 35% have limited mobility after the traumatic injury.1

The Pathway Study is the first clinical study designed to evaluate both the safety and efficacy of transplanting stem cells into patients with traumatic injury to the cervical spinal cord. The trial will be conducted as a randomized, controlled, single-blind study and efficacy will be primarily measured by assessing motor function according to the International Standards for Neurological Classification of Spinal Cord Injury (ISNCSCI). The primary efficacy outcome will focus on change in upper extremity strength as measured in the hands, arms, and shoulders. The trial will follow the patients for one year from the time of enrollment.

Earlier this year, the Company completed enrollment in an open-label Phase I/II clinical trial in thoracic SCI and reported interim results from this trial on eight patients with at least six months of follow-up post transplantation. Half of the patients transplanted had significant post-transplant gains in sensory function. The interim results also continue to confirm the favorable safety profile of the cells and the surgical procedure. Based upon the strength of the interim data from its thoracic SCI study, the Company made the decision to move forward with the first in human clinical trial to assess the efficacy of stem cell transplants for the treatment of cervical SCI.

“The initiation of the Pathway Study represents a major milestone for StemCells, Inc. as we pursue the development of a truly breakthrough therapy for spinal cord injury,” said Martin McGlynn, president and chief executive officer of StemCells, Inc. “While we are thrilled by the prospect that patients with thoracic level injuries might be able to regain lost sensory function below the site of the injury, the possibility that patients with injuries to the cervical region of the cord might regain or improve lost motor function could be truly life-changing.”

The first site initiated into the Pathway Study is the University of Miami Miller School of Medicine, home to The Miami Project To Cure Paralysis, one of the world’s most comprehensive research centers dedicated to finding more effective treatments for, and ultimately a cure for, paralysis.

“Our center has been a leader in clinical research aimed at curing paralysis,” said Allan D. Levi, M.D., Ph.D., F.A.C.S., Robert M. Buck Distinguished Chair in Neurological Surgery at the University of Miami Miller School of Medicine and principle investigator for the center. “I have been involved in pioneering research efforts in applying cellular transplants to treat spinal cord injury patients for many years, and have closely followed the pre-clinical and clinical efforts of StemCells. We are excited to be the first site to open this important clinical trial. This is a time of promise and hope for victims of spinal cord injuries and, should this study be successful, it moves us one step closer to our ultimate goal of curing paralysis.”

About the Pathway Spinal Cord Injury Clinical Trial

The Company’s Pathway Phase II clinical trial titled “Study of Human Central Nervous System (CNS) Stem Cell Transplantation in Cervical Spinal Cord Injury,” will evaluate the safety and efficacy of transplanting the Company’s proprietary human neural system stem cells (HuCNS-SC cells), into patients with traumatic injury in the cervical region of the spinal cord. This is a randomized, controlled, single-blind study with a primary endpoint of change from baseline in ISNCSCI upper extremity motor scores. Patients will be followed for a period of twelve months post enrollment.

Information about the Company’s spinal cord injury program can be found on the StemCells, Inc. website at:

http://www.stemcellsinc.com/Therapeutic-Programs/Spinal-Cord-Injury.htm

Information for patients interested in participating in the study is available at the Pathway website at:

http://www.sciresearchstudy.com

Additional information about the clinical trial is available at:

http://clinicaltrials.gov/ct2/show/NCT02163876?term=stem+cells+cervical+spinal+cord+injury&rank=1

About HuCNS-SC Cells

StemCells, Inc. has demonstrated human safety data from completed and ongoing clinical studies of its proprietary HuCNS-SC cells. StemCells clinicians and scientists believe that HuCNS-SC cells may have broad therapeutic application for many diseases and disorders of the central nervous system (CNS). Because the transplanted HuCNS-SC cells have been shown to engraft and survive long-term, there is the possibility of a durable clinical effect following a single transplantation. The Company’s preclinical research has demonstrated that HuCNS-SC cells can be directly transplanted in the CNS with no sign of tumor formation or adverse effects. The HuCNS-SC platform technology is a highly purified composition of human neural stem cells that are expanded and stored as banks of cells.

About StemCells, Inc.

StemCells, Inc. is a world leader in the research and development of cell based therapies for the treatment of disorders of the central nervous system. The Company’s platform technology, HuCNS-SC cells (purified human neural stem cells), is currently in clinical development as a potential treatment for a broad range of central nervous system disorders. The Company is conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland, Canada and the United States, and has reported positive interim data for the first eight patients. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD) in the United States, and has reported positive results on the first seven patients. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. In addition, the Company is pursuing preclinical studies in Alzheimer’s disease, with support from the California Institute for Regenerative Medicine (CIRM). StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at .

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding whether the improvements in sensory function seen in the Company’s Phase I/II clinical study of spinal cord injury will persist and whether they will prove to be clinically meaningful; the prospect for evaluating trial patients for changes in their sensation, motor function and bowel/bladder function; the potential of the Company’s HuCNS-SC cells to treat spinal cord injury and other central nervous system disorders; and the future business operations of the Company, including its ability to conduct clinical trials as well as its other research and product development efforts. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including the fact that additional trials will be required to demonstrate the safety and efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; uncertainty as to whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in spinal cord injury or in future clinical trials of proposed therapies for other diseases or conditions; uncertainties regarding the Company’s ability to recruit the patients required to conduct its clinical trials or to obtain meaningful results; uncertainties regarding the Company’s ability to manufacture viable cells sufficient to enroll the patients planned for the Company’s Phase II studies; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in its subsequent reports on Form 10-Q and Form 8-K.

References:

1. Christopher & Dana Reeve Foundation: “One Degree of Separation: Paralysis and Spinal Cord Injury in the United States.” 2009

CONTACT: Greg Schiffman

StemCells, Inc.

Chief Financial Officer

(510) 456-4128

Andrea Flynn

Russo Partners

(646) 942-5631

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